Exhibit 10.1

Working Capital Loan Agreement
(English Translation)

The Borrower (Party A): Tianjin Yayi Industrial Co., Ltd.

The Lender (Party B): Tianjin Bank, Shaoxing Dao Branch

According to Section 2.1 herein, Party A applies for a loan from Party B. In order to set forth the obligations and rights of both parties, after negotiation, Party A and Party B reach the following agreement (this “Agreement”) in accordance with the Contract Law and other laws and regulations.

Article One – Type of the Loan

1.1.	The loan under this Agreement is a (medium-term or short-term) working capital loan.

Article Two – Use of the Loan

2.1	The loan under this Agreement is to be used to purchase raw materials.

2.2.	The loan under this Agreement shall not be used to invest in fixed assets, stock or used in the business areas prohibited by the State.

2.3.	Without Party B’s written consent, Party A may not change the use of the loan under this Agreement.

Article Three - Amount and Term of the Loan

3.1.	The amount of the loan under this Agreement is RMB 20,000,000.

3.2.	The term of the loan under this Agreement is 12 months, from November 4, 2010 through November 3, 2011.

Article Four – Interest Rate and Calculation

4.1.	The interest under this Agreement shall be calculated based on the actual period beginning on the date when the loan is drawn down and ending on the date the loan is fully paid off (daily interest rate = annual interest rate/360). The loan interest shall be calculated each quarter and the settlement date is the 20th of the last month of each quarter.

4.2.	The annual interest rate of the Loan under this Agreement is a fixed rate of 6.672%, which will not be adjusted within the term of the Agreement.

Article Five – Condition to Withdrawn and Arrangement

5.1.	Before Party A may draw down the loan each time, it shall meet the following conditions:

5.1.1	The guarantee agreement is validly and legally existing;

5.1.2	It has submitted the application for withdrawn to Party B according to this Agreement;

5.1.3	There is no default existing under this Agreement;

5.1.4	It has provided other relevant materials pursuant to Party B’s request.

5.2.	Party B shall disburse the loan to Party A’s account with Party B according to the application letter provided by Party A.

Article Six – Source of Funds for Repayment and Repayment Method

6.1.	The source of funds to be used to repay the loan by Party A is, but not limited to: Operating income

6.2.	Party A’s obligations under other agreements in respect of the source of funds to be used to repay loans shall not affect Party A’s obligation to repay the loan under this Agreement.

6.3.	Party A has the obligations under this Agreement to pay off the principal and the accrued interests in accordance with this Agreement.

6.3.1 Party A shall pay off the principal fully on the maturity date.

Article Seven – Guarantee

7.1.	The loan is secured by guarantee.

7.2.	Party A has the obligation to assist Party B and cause Party B and the guarantor to enter into a guarantee agreement with the reference number 1402010010.

7.3.	If there is any change of the guarantee under this Agreement, which may be detrimental to Party B, upon Party B’s notice, Party A shall provide other guarantee to Party B’s satisfaction.

Article Eight - Rights and Obligations of the Parties

8.1	Rights and Obligations of Party A:

8.1.1	Is entitled to acquire and use the loan amount pursuant to this Agreement;

8.1.2	Without Party B’s written consent, Party A may not prepay the loan;

8.1.3	Provide true, complete and valid materials to Party B;

8.1.4	Assist Party B’s management on the loan withdrawn, post-loan issues and other inspections;

8.1.5	Assist Party B’s inspections on the production, operation and accounting matters; provide relevant balance sheets and other documents;

8.1.6	Pay off principal and accrued interests of this loan according to this Agreement;

8.1.7	Be responsible for the expenses incurred under this Agreement, including but not limited to, expense in connection with public notarization, appraisal, assessment and registration;

8.1.8	Within three days after receiving accounts receivable documents, return the receipt;

8.1.9	Give a 30-day notice to Party B and obtain Party B’s written consent, before Party A conducts the following activities: investment in a third party, materially increasing the debt financing, sub-contracting, lease, transformation into stock company, cooperation, merger, acquisition, setting up joint-venture, spin-off, reducing registered capital, material assets transfer and other activities that may affect the exercise of Party B’s rights hereunder.

8.1.10	Within 7 days after the following activities: change the domicile; mailing address; business scope; legal representative.

8.1.11	Notify Party B in a written form promptly upon occurrence of any other situations that may materially adversely affect Party A’s performance of its repayment obligation under this Agreement other than the behaviors provided hereinabove, but not limited to, being involved in major litigation, bankruptcy, deterioration of financial status.

8.1.12	Within 5 days after the occurrence of the following events: suspension of production, recession of business, cancellation of registration, revocation of its business license.

8.2	Rights and Obligations of Party B:

8.2.1	Is entitled to request Party A to provide all materials relating to this loan;

8.2.2	Withhold and collect from any of Party A’s accounts directly when retrieving or retrieving loan principal, interest, default interest, compound interest, and other expenses payable by Party A pursuant to this Agreement;

8.2.3	Impose credit sanctions, report to relevant government authorities or media in the event that Party A tries to avoid Party B’s inspection, delay in paying off principal and accrued interests or other material breaching activities;

8.2.4	Shall issue the loan amount to the Borrower in full as scheduled pursuant to this Agreement.

8.2.5	Keep the documents provided by Party A relating to Party A’s debt, financial status, productions and business confidential other than required laws or this Agreement;

8.2.6	Accelerate the loan according to Party A’s repayment.

Article Nine – Liability for Breach of Contract

9.1	Upon the execution of this Agreement, both parties shall fulfill their respective obligations under this Agreement. The party that fails to fulfill its obligations under this Agreement shall be responsible for the liabilities for breach of contract.

9.2	In the event that Party A prepays the loan without Party B’s written consent, Party B has the right to request the payment of interest as if the loan were paid off according to the schedule under this Agreement.

9.3	If Party A fails to repay the principal and the accrued interest within the term provided in this Agreement, Party B has the right to request Party A to pay off the overdue within a certain period of time. Party A authorizes Party B to deduct an amount of deposit equal to the overdue loan from Party A’s accounts with Party B and charge a penalty interest 50% higher than the applicable interest rate provided in this Agreement on the overdue loan principal and charge compound interest on accrued interest payable.

9.4	If Party A fails to use the loan for the purposes provided in this Agreement, Party B has the right to suspend the loan, accelerate part or all of the outstanding loan balance or terminate this Agreement. Party A shall charge a penalty interest of 100 percent higher than the applicable interest rate provided in this Agreement on the part of loan that is misused starting from the occurrence of such misuse.

9.5	If Party A fails to repay the accrued interest for two payments during the term of this Agreement, Party B has the right to accelerate part or all of the outstanding loan balance.

9.6	Party B has the right to accelerate part or all of the outstanding loan balance if any of the following activities of Party A occurs:

9.6.1	Party A provides balance sheets and other financial data which are untrue or with material omission;

9.6.2	Does not cooperate or refuse to accept the inspection by Party B relating to the business operation and financial activities of Party A;

9.6.3	Without Party B’s consent, transfer or otherwise dispose, or threaten to transfer or dispose Party A’s material assets;

9.6.4	Substantially all or all of the assets of Party A are possessed by third party creditors or their designees, and may cause material adverse impact on Party B;

9.6.5	Without Party B’s consent, sub-contracting, lease, transformation into stock company, cooperation, merger, acquisition, setting up joint-venture, spin-off, reducing registered capital, material assets transfer and other activities that may materially adversely affect the exercise of Party B’s rights hereunder.

9.6.6	change of the domicile, mailing address, business scope or legal representative of Party A that may materially adversely affect the exercise of Party B’s rights hereunder;

9.6.7	be involved in major litigations or deterioration of financial status of Party A that may materially adversely affect the exercise of Party B’s rights hereunder;

9.6.8	other activities that may materially adversely affect the exercise of Party B’s rights hereunder.

Article Ten – Effectiveness of the Agreement, Amendment, and Termination

10.1	This Agreement becomes effective upon the execution of each party’s legal representative and affixing seals of each party. If the loan is guaranteed by a guarantee agreement, this Agreement becomes effective upon the execution of the guarantee agreement.

10.2	Party B has the right to terminate this Agreement and request Party A to repay the outstanding loan balance and accrued interest, if any of the following occurs:

10.2.1	Party A fails to repay the loan according to the schedule under this Agreement;

10.2.2	Party A breaches its covenants;

10.2.3	Party A does not complies with the agreed financial targets;

10.2.4	Party A materially breaches this Agreement;

10.2.5	The business operations of Party A is suspended, or Party A is dissolved, or its business license is revoked;

10.2.6	Party A fails to provide other guarantees approved by Party B if the guarantee provided under this Agreement has changed and may adversely affect Party B’s rights;

10.2.7	Party A fails to notify Party B within 5 days after the occurrence of the following activity or fail to provide other guarantees approved by Party B: the guarantor of the loan under this Agreement is in the following situations, such as suspension of production, recession of business, cancelation of registration, its business license being revoked, bankruptcy, and suffering operating losses, resulting in the loss of all or part of its ability to provide guaranty for the loan;

10.2.8	other material breach of contract

10.3	If Party A intends to extend the term of this Agreement, it shall submit the extension application 30 days before the expiration of this Agreement. Upon the consent of Party B and the execution of the extension agreement, the extension of the loan will become effective.

10.4	After this Agreement becomes effective, any party may not terminate the contract or amend the contract without other party’s consent.

Article Eleven – Dispute Settlement

11.1.	If any dispute arises in the process that Party A and B implement this Agreement, both parties shall first try to solve the dispute through negotiation; if no such negotiation is successful, the parties shall submit the dispute to the local court where Party B has the domicile.

Article Twelve – Other Provisions that the Parties Have Agreed Upon

12.1 _____________________________________
12.2 _____________________________________
12.3 _____________________________________

Article Thirteen – Others

13.1.	Any appendix attached to this Agreement is an integrated part of this Agreement and shall have the same legal effect as this Agreement.

13.2.	In the course of implementing this Agreement, if the date on which a party intends to draw the loan or repay the loan falls on a non-business day, such activity shall be conducted on the next business day.

13.3.	This Agreement is executed with three copies. Each of Party A, Party B and the Guarantor holds one copy and each has the same legal effect.

Party A (company seal):	Party B (company seal):
Legal representative: /s/ Li Liu	Legal representative:
Date: November 4, 2010